Exhibit 99.1

Enviva Partners, LP Reports Results Exceeding Guidance

BETHESDA, MD, February 17, 2016 — Enviva Partners, LP (NYSE: EVA) (the “Partnership” or “we”) today reported financial and operating results for the fourth quarter and full-year 2015.

Financial Highlights for the Quarter:

•	Generated adjusted EBITDA of $21.6 million on net income of $9.0 million, after giving effect to the recast for the Southampton Drop-Down
•	Exceeded adjusted EBITDA guidance with adjusted EBITDA of $17.1 million on net income of $6.5 million, assuming the Southampton Drop-Down had not occurred
•	Providing guidance for aggregate distributions for 2016 of at least $2.10 per unit, representing a 27 percent increase over the annualized minimum quarterly distribution

“In contrast to the challenging market conditions in the broader energy sector, we completed 2015 with continued strong operating performance that exceeded our guidance, and we successfully executed the Southampton Drop-Down,” said John Keppler, Chairman and Chief Executive Officer.  “With the stability of our long-term off-take agreements and growing cash flows, we expect to distribute at least $2.10 per unit for 2016, a 27 percent increase over the annualized minimum quarterly distribution announced at our IPO less than a year ago.”

Basis of Presentation

On December 11, 2015, we consummated the acquisition of the fully operational 510,000 metric tons per year (“MTPY”) wood pellet production plant in Southampton County, Virginia, a ten-year 500,000 MTPY take-or-pay off-take contract (385,000 metric tons in the first year), and a matching ten-year shipping contract (collectively, the “Southampton Drop-Down”) from our sponsor’s joint venture.  We owned the Southampton plant for periods prior to April 9, 2015 and after December 11, 2015.  Because this was a transfer between entities under common control, all financial results were required to be recast to include the results of the Southampton Drop-Down for the applicable period, such that Southampton’s results for April 9, 2015 to December 11, 2015 are now included in our GAAP results, and certain intercompany transactions between us and Southampton during such period were eliminated.  Unless otherwise indicated, the financial results presented in this release are recast on this basis.

Financial Results

For the fourth quarter of 2015, we generated net revenue of $116.8 million, a $37.8 million, or 48 percent, increase over the corresponding quarter of last year.  The increase in revenue was driven by higher sales volumes attributable to the contracts included in the acquisition of the Cottondale plant.  For the fourth quarter, we generated net income of $9.0 million compared to $2.3 million for the corresponding quarter in 2014.  The increase in net income was a result of the higher revenues as well as a $0.8 million utility refund received by one of our facilities.  Adjusted EBITDA improved to $21.6 million in the fourth quarter of 2015, a 130 percent increase compared to the corresponding period in 2014.  The improvement was driven by the factors mentioned above, a decrease in operating costs and raw materials, and lower export shipping costs.  The increase in adjusted EBITDA was partially offset by unfavorable pricing on a contracted shipment inherited as part of the Cottondale plant acquisition.  The Partnership’s distributable cash flow for the fourth quarter was $18.0 million.

Assuming the Southampton Drop-Down had not occurred, fourth quarter 2015 adjusted EBITDA would have been $17.1 million and distributable cash flow would have been $14.0 million, each higher than the guidance of $14.8 million to $15.8 million of adjusted EBITDA and $11.3 million to $12.3 million of distributable cash flow provided on November 5, 2015.  Performance exceeded our guidance as a result of optimization of shipping and sourcing contracts, timing of maintenance outages, supplier incentive payments, and lower operating costs, which were partially offset by lower sales on ships in port at the end of the year.

For full-year 2015, we generated net revenue of $457.4 million, a $167.3 million, or 58 percent, increase over last year.  For 2015, we generated net income of $23.1 million compared to $0.2 million in 2014.  The increases in revenue and net income were primarily the result of additional contracted sales volume, partially offset by higher general and administrative costs, including costs associated with being a public company.  Adjusted EBITDA increased to $77.3 million in 2015, a 173 percent increase compared to 2014.  The improvement was driven by higher sales volume, lower operating and raw material costs, more favorable pricing under our customer contracts, and lower export shipping costs.  The Partnership’s distributable cash flow for the year was $62.8 million.

Distribution

As announced February 3, 2016, the board of directors of the Partnership’s general partner (the “Board”) declared a cash distribution of $0.4600 per common and subordinated unit for the fourth quarter of 2015.  Distributable cash flow for the quarter, inclusive of the results of the Southampton Drop-Down only from December 11, 2015 through the end of the quarter, was $14.5 million, resulting in a distribution coverage ratio of 1.28 times.  The distribution is approximately 5 percent higher than the third quarter distribution and approximately 12 percent higher than the Partnership’s minimum quarterly distribution, which was paid on a prorated basis for the second quarter following our initial public offering on April 29, 2015.  The fourth quarter distribution will be paid Monday, February 29, 2016, to unitholders of record as of the close of business Wednesday, February 17, 2016.

Outlook and Guidance

Consistent with the guidance provided on December 14, 2015, the Partnership expects net income for full-year 2016 to be in the range of $43.0 million to $47.0 million and adjusted EBITDA to be in the range of $83.0 million to $87.0 million.  The Partnership expects to incur maintenance capital expenditures of $4.1 million and interest expense net of amortization of debt issuance costs and original issue discount of $11.9 million in 2016.  As a result, the Partnership expects to generate distributable cash flow for full-year 2016 in the range of $67.0 million to $71.0 million, or $2.71 to $2.87 per common and subordinated unit, prior to any distributions paid to the general partner.  For full-year 2016, we expect to distribute at least $2.10 per common and subordinated unit.  The guidance amounts provided above do not include the impact of any potential acquisitions from the Partnership’s sponsor or others.  Although deliveries to our customers are generally ratable over the year, the Partnership’s quarterly income and cash flow are subject to modest seasonality in the first quarter and to the mix of customer shipments made, which may vary from period to period.  As such, the Board evaluates the Partnership’s distribution coverage ratio on an annual basis when determining the distribution for a quarter.

Market and Contracting Update

Independent industry experts Hawkins Wright recently projected that worldwide demand for industrial wood pellets will increase to more than 27 million tons in 2019 driven predominantly by biomass consumption in Europe and Asia, representing an annual growth rate of more than 20 percent.  The following are key recent developments:

•                  E.ON completed the sale of its 556 megawatt (“MW”) Langerlo power facility in Belgium to a buyer that intends to convert the facility from coal to wood pellet fuel.  The off-take contract to supply wood pellets that the Partnership announced in December 2015, which commences in 2017, has been assigned to the new owner of the Langerlo facility.  Recently, German Pellets GmbH, which is affiliated with the new owner, filed for insolvency in a German court.  Neither the Langerlo project nor the new owner are part of the filing, but we continue to monitor German Pellets GmbH’s financial distress and its potential impact on the project, our off-take contract, and advances currently in escrow.  The Partnership’s weighted average remaining term of off-take contracts is 8.0 years with the Langerlo contract or 7.2 years without it, absent consideration of other recently executed contracts.

•                  MGT Power’s Teesside Renewable Energy Plant (the “Tees REP”) is expected to commence construction in the second quarter of 2016.  Macquarie is partnering with MGT Power to bring the Tees REP to financial close.  Enviva Wilmington Holdings, LLC (the “Hancock JV”), our sponsor’s joint venture with affiliates of John Hancock Life Insurance Company, executed a new take-or-pay contract (the “MGT Contract”) to be the sole source supplier for imported biomass fuel, with nearly 1 million tons needed annually by the 299 MW combined heat and power plant.  Deliveries under the MGT Contract are expected to commence in 2019 and continue through 2034.  The Partnership then entered into a contract with the Hancock JV to supply 375,000 MTPY of the contracted volume to the Tees REP (the “EVA-MGT Contract”).  The EVA-MGT Contract is denominated in British Pound Sterling and commences in 2019, ramps to full supply in 2021, and continues through 2034.  Both contracts are contingent upon Tees REP reaching financial close.

•                  Following the successful conclusion of the EU state-aid review process of its U.K. government-backed CfD, RWE sold the 420 MW Lynemouth facility to Energetický a průmyslový holding (“EPH”), a vertically integrated energy utility with operations throughout Europe.  EPH plans to convert the coal facility to wood pellet fuel by the end of 2017.  After conversion, this project is expected to generate demand for approximately 1.5 million tons of wood pellets annually.

•                  In the Netherlands, the Minister of Economic Affairs confirmed a significant increase in the budget for the renewable incentive scheme from 3.5 billion euros in 2015 to 8.0 billion euros in 2016.  Following the Paris Climate Change Conference in late 2015, the Dutch parliament is now considering a complete phase-out of coal-fired generation.  Although a phase-out could expand the use of biomass significantly given the potential for full conversions of coal facilities to biomass in lieu of the 10-15 percent co-firing currently contemplated, uncertainty surrounding the future of coal-fired power likely delays our utility customers’ applications for renewable incentives until the fall when more information from the government on the possibility of a coal phase-out is expected.

“As recent contract activity demonstrates, our portfolio of assets and track-record of execution continue to distinguish Enviva as the preferred supplier to power generators around the world seeking to use wood pellets as a drop-in replacement for coal,” said Mr. Keppler.  “We look forward to continuing to capitalize on opportunities in our core market in Europe as well as in other geographies and pellet applications as demand continues to grow.”

Sponsor Activity

On December 11, 2015, the Partnership completed the Southampton Drop-Down.  The $131 million purchase price for the Southampton Drop-Down was financed with $36.5 million in debt, $15.0 million in equity issued to the Partnership’s sponsor, and cash on hand.

Our sponsor continues to progress construction of the 515,000 MTPY production plant in Sampson County, North Carolina (the “Sampson plant”) and a deep-water marine terminal in Wilmington, North Carolina (the “Wilmington terminal”). Commissioning of the Sampson plant has begun and our sponsor expects to commence operations in the second quarter of 2016.  The Partnership expects to have the opportunity to acquire the Sampson plant, along with a ten-year 420,000 MTPY off-take contract with an affiliate of DONG Energy, in late 2016 and the Wilmington terminal in 2017.

Subject to Tees REP reaching financial close, our sponsor and affiliates of John Hancock Life Insurance Company have committed the necessary capital to the Hancock JV to construct a new wood pellet production plant that can supply at least 500,000 MTPY of the volume required by the MGT Contract.

Conference Call

We will host a conference call with executive management related to our fourth quarter 2015 results and to discuss our outlook, guidance, and a more detailed market update at 10:00 a.m. (Eastern Time) on Thursday, February 18, 2016.  We plan to provide reference materials during the conference call that will be available through a webcast.  Information on how interested parties may listen to the conference call and view the webcast is available in the Investor Relations page of our website (www.envivabiomass.com).  A replay of the conference call will be available on our website after the live call concludes.

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is a publicly traded master limited partnership that aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets.  The Partnership sells a significant majority of its wood pellets through long-term, take-or-pay agreements with creditworthy customers in the United Kingdom and Europe.  The Partnership owns and operates six plants in Southampton County, Virginia; Northampton County and Ahoskie, North Carolina; Amory and Wiggins, Mississippi; and Cottondale, Florida.  We have a combined production capacity of approximately 2.2 million metric tons of wood pellets per year.  In addition, the Partnership owns a deep-water marine terminal at the Port of Chesapeake, Virginia, which is used to export wood pellets. Enviva Partners also exports pellets through the ports of Mobile, Alabama and Panama City, Florida.

To learn more about Enviva Partners, LP, please visit our website at www.envivabiomass.com.

Non-GAAP Financial Measures

We view adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow as important indicators of performance.  We also view measures provided in this release that (i) do not give effect to the recast of financial results and assume the Southampton Drop-Down had not occurred or (ii) include financial results of acquired assets only for the periods actually owned by the Partnership as important indicators of our performance.

Adjusted Gross Margin per Metric Ton

We define adjusted gross margin as gross margin excluding depreciation and amortization included in cost of goods sold.  We believe adjusted gross margin per metric ton is a meaningful measure because it compares our off-take pricing to our operating costs for a view of profitability and performance on a per metric ton basis.  Adjusted gross margin per metric ton will primarily be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our production plants and the production and distribution of wood pellets.

Adjusted EBITDA

We define adjusted EBITDA as net income or loss excluding depreciation and amortization, interest expense, taxes, early retirement of debt obligation, non-cash unit compensation expense, asset impairments and disposals, and certain items of income or loss that we characterize as unrepresentative of our operations.  Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks, and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.

Distributable Cash Flow

We define distributable cash flow as adjusted EBITDA less maintenance capital expenditures and interest expense net of amortization of debt issuance costs and original issue discount.  Distributable cash flow is used as a supplemental measure by our management and other users of our financial statements as it provides important information relating to the relationship between our financial operating performance and our ability to make cash distributions.

Adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow are not financial measures presented in accordance with generally accepted accounting principles (“GAAP”).  We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations.  Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures.  Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures.  You should not consider adjusted gross margin per metric ton, adjusted EBITDA, or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.  Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measure, as applicable, for each of the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
		(Predecessor)		(Predecessor)
	(in thousands, except per metric ton)
Reconciliation of gross margin to adjusted gross margin per metric ton:
Metric tons sold	629	414	2,374	1,508
Gross margin	$18,124	$8,143	$61,621	$20,107
Depreciation and amortization (1)	6,640	4,663	30,692	18,971
Adjusted gross margin	$24,764	$12,806	$92,313	$39,078
Adjusted gross margin per metric ton	$39.37	$30.93	$38.89	$25.91

(1)         Excludes depreciation of office furniture and equipment. Such amount is included in general and administrative expenses.

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
		(Predecessor)		(Predecessor)
	(in thousands)
Reconciliation of distributable cash flow and adjusted EBITDA to net income:
Net income	$8,963	$2,308	$23,132	$185
Add:
Depreciation and amortization	6,652	4,674	30,738	19,009
Interest expense	2,990	2,105	11,705	8,724
Early retirement of debt obligation	—	—	4,699	73
Purchase accounting adjustment to inventory	—	—	697	—
Non-cash unit compensation expense	341	—	704	2
Income tax (benefit) expense	(34)	3	2,623	15
Asset impairments and disposals	2,181	278	2,081	340
Acquisition transaction expenses	462	—	893	—
Adjusted EBITDA	$21,555	$9,368	$77,272	$28,348
Less:
Interest expense net of amortization of debt issuance costs and original issue discount	2,614	1,600	10,099	6,703
Maintenance capital expenditures	893	331	4,359	515
Distributable cash flow	$18,048	$7,437	$62,814	$21,130

The following tables present, in each case for the three months ending December 31, 2015:

•                  our recast results prepared in accordance with GAAP, including Southampton’s results for periods we did not own Southampton and elimination of certain intercompany transactions;

•                  our results including the acquired assets only for the period actually owned by the Partnership; and

•                  what our results would have been assuming the Southampton Drop-Down had not occurred, and the intercompany transactions had not been eliminated.

	Three Months Ended December 31, 2015
	As Reported (Recast)	Including Southampton Drop- Down from the Acquisition Date	Assuming Southampton Drop- Down Had Not Occurred
	(in thousands)

Product sales	$115,123	$115,123	$115,123
Other revenue	1,690	1,690	1,690
Net revenue	116,813	116,813	116,813
Cost of goods sold, excluding depreciation and amortization	92,049	95,702	96,568
Depreciation and amortization	6,640	5,512	5,261
Total cost of goods sold	98,689	101,214	101,829
Gross margin	18,124	15,599	14,984
General and administrative expenses	4,913	4,777	4,718
Loss on disposal of assets	2,181	1,838	1,838
Income from operations	11,030	8,984	8,428
Other income (expense):
Interest expense	(2,933)	(2,918)	(2,816)
Related party interest expense	(57)	(57)	—
Early retirement of debt obligation	—	—	—
Other income	889	891	889
Total other expense, net	(2,101)	(2,084)	(1,927)
Income before tax expense	8,929	6,900	6,501
Income tax benefit	(34)	(34)	(34)
Net income	8,963	6,934	6,535
Less net loss attributable to noncontrolling partners’ interests	12	12	12
Net income attributable to Enviva Partners, LP	$8,975	$6,946	$6,547

	Three Months Ended December 31, 2015
	As Reported (Recast)	Including Southampton Drop- Down from the Acquisition Date	Assuming Southampton Drop- Down Had Not Occurred
	(in thousands)

Reconciliation of distributable cash flow and adjusted EBITDA to net income :
Net income	$8,963	$6,934	$6,535
Add:
Depreciation and amortization	6,652	5,523	5,272
Interest expense	2,990	2,975	2,816
Non-cash unit compensation expense	341	341	341
Income tax benefit	(34)	(34)	(34)
Asset impairments and disposals	2,181	1,838	1,838
Acquisition transaction expenses	462	344	286
Adjusted EBITDA	$21,555	$17,921	$17,054
Less:
Interest expense net of amortization of debt issuance costs and original issue discount	2,614	2,543	2,405
Maintenance capital expenditures	893	841	695
Distributable cash flow	$18,048	$14,537	$13,954

The following table provides a reconciliation of the estimated range of adjusted EBITDA and Distributable Cash Flow to the estimated range of net income, in each case for the twelve months ending December 31, 2016 (in millions except per unit figures):

Twelve Months Ending December 31, 2016
Estimated net income	$43.0 – 47.0
Add:
Depreciation and amortization	25.4
Interest expense	13.0
Non-cash unit compensation expense	1.2
Asset impairments and disposals	0.4
Estimated adjusted EBITDA	$83.0 – 87.0
Less:
Interest expense net of amortization of debt issuance costs and original issue discount	11.9
Maintenance capital expenditures	4.1
Estimated Distributable Cash Flow	$67.0 – 71.0
Estimated Distributable Cash Flow per common and subordinated unit(1)	$2.71 – 2.87

(1)         Prior to any distributions paid to our general partner; based on the number of common and subordinated units outstanding at year-end 2015 of 24,755,233

Cautionary Note Concerning Forward-Looking Statements

Certain statements and information in this press release, including those concerning our future results of operations, acquisition opportunities, and distributions, may constitute “forward-looking statements.”  The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on the Partnership’s current expectations and beliefs concerning future developments and their potential effect on the Partnership.  Although management believes that these forward-looking statements are reasonable when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates.  The forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and its present expectations or projections.  Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to: (i) the amount of products that the Partnership is able to produce, which could be adversely affected by, among other things, operating difficulties; (ii) the volume of products that the Partnership is able to sell; (iii) the price at which the Partnership is able to sell products; (iv) changes in the price and availability of natural gas, coal, or other sources of energy; (v) changes in prevailing economic conditions; (vi) the Partnership’s ability to complete acquisitions, including acquisitions from its sponsor; (vii) unanticipated ground, grade, or water conditions; (viii) inclement or hazardous weather conditions, including extreme precipitation, temperatures, and flooding; (ix) environmental hazards; (x) fires, explosions, or other accidents; (xi) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, or power generators; (xii) inability to acquire or maintain necessary permits; (xiii) inability to obtain necessary production equipment or replacement parts; (xiv) technical difficulties or failures; (xv) labor disputes; (xvi) late delivery of raw materials; (xvii) inability of the Partnership’s customers to take delivery or their rejection of delivery of products; (xviii) failure of the Partnership’s customers to pay or perform their contractual obligations to the Partnership; (xix) changes in the price and availability of transportation; and (xx) the Partnership’s ability to borrow funds and access capital markets.

For additional information regarding known material factors that could cause the Partnership’s actual results to differ from projected results, please read its filings with the Securities and Exchange Commission, including the prospectus filed on April 29, 2015 in connection with the IPO and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof.  The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

Financial Statements

ENVIVA PARTNERS, LP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2015	December 31, 2014
		(Predecessor)
Assets
Current assets:
Cash and cash equivalents	$2,175	$592
Accounts receivable, net of allowance for doubtful accounts of $85 in 2015 and $61 in 2014	38,684	21,998
Related party receivable	94	—
Inventories	24,245	18,064
Restricted cash	—	11,640
Deferred issuance costs	—	4,052
Prepaid expenses and other current assets	2,123	1,734
Total current assets	67,321	58,080
Property, plant and equipment, net of accumulated depreciation of $64.7 million in 2015 and $40.9 million in 2014	405,582	316,259
Intangible assets, net of accumulated amortization of $7.0 million in 2015 and $1.0 million in 2014	3,399	722
Goodwill	85,615	4,879
Debt issuance costs, net of accumulated amortization of $0.8 million in 2015 and $3.0 million in 2014	5,567	3,594
Other long-term assets	7,063	955
Total assets	$574,547	$384,489
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$9,303	$4,013
Related party payable	11,013	2,354
Accrued and other current liabilities	13,059	8,159
Deferred revenue	485	60
Current portion of interest payable	—	73
Current portion of long-term debt and capital lease obligations	6,523	10,237
Related party current portion of long-term debt	150	—
Total current liabilities	40,533	24,896
Long-term debt and capital lease obligations	191,861	83,838
Related party long-term debt	14,664	—
Long-term interest payable	751	572
Interest rate swap derivatives	—	101
Other long-term liabilities	586	554
Total liabilities	248,395	109,961
Commitments and contingencies
Partners’ capital:
Predecessor equity	—	271,495
Partners’ capital	323,161	—
Total Enviva Partners, LP partners’ capital	323,161	271,495
Noncontrolling partners’ interests	2,991	3,033
Total partners’ capital	326,152	274,528
Total liabilities and partners’ capital	$574,547	$384,489

ENVIVA PARTNERS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
		(Predecessor)		(Predecessor)
Product sales	$115,123	$78,309	$450,980	$286,641
Other revenue	1,690	668	6,394	3,495
Net revenue	116,813	78,977	457,374	290,136
Cost of goods sold, excluding depreciation and amortization	92,049	66,171	365,061	251,058
Depreciation and amortization	6,640	4,663	30,692	18,971
Total cost of goods sold	98,689	70,834	395,753	270,029
Gross margin	18,124	8,143	61,621	20,107
General and administrative expenses	4,913	3,455	18,360	10,792
Loss on disposal of assets	2,181	278	2,081	340
Income from operations	11,030	4,410	41,180	8,975
Other income (expense):
Interest expense	(2,933)	(2,105)	(10,551)	(8,724)
Related party interest expense	(57)	—	(1,154)	—
Early retirement of debt obligation	—	—	(4,699)	(73)
Other income	889	6	979	22
Total other expense, net	(2,101)	(2,099)	(15,425)	(8,775)
Income before tax expense	8,929	2,311	25,755	200
Income tax (benefit) expense	(34)	3	2,623	15
Net income	8,963	2,308	23,132	185
Less net loss attributable to noncontrolling partners’ interests	12	18	42	79
Net income attributable to Enviva Partners, LP	$8,975	$2,326	$23,174	$264
Less: Predecessor loss to May 4, 2015 (prior to IPO)			$(2,132)
Less: Pre-acquisition income from April 10, 2015 to December 10, 2015 from operations of Enviva Pellets Southampton Drop-Down allocated to General Partner	$2,030		$6,264
Enviva Partners, LP partners’ interest in net income from May 5, 2015 to December 31, 2015	$6,945		$19,042
Net income per common unit:
Basic	$0.29		$0.80
Diluted	$0.29		$0.79

Net income per subordinated unit:
Basic	$0.29		$0.80
Diluted	$0.29		$0.79

Weighted average number of limited partner units outstanding:
Common — basic	12,122		11,988
Common — diluted	12,419		12,271
Subordinated — basic and diluted	11,905		11,905

Distribution declared per limited partner unit for respective periods	$0.46000		$1.1630

ENVIVA PARTNERS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2015	2014
		(Predecessor)
Net income	$23,132	$185
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,738	19,009
Amortization of debt issuance costs and original issue discount	1,606	2,021
General and administrative expense incurred by Enviva Holdings, LP	475	928
Allocation of income tax expense from Enviva Cottondale Acquisition I, LLC	2,663	—
Early retirement of debt obligation	4,699	73
Loss on disposals and impairments of property, plant and equipment	2,081	269
Loss on deposit of property, plant and equipment	—	71
Unit-based compensation expense	704	2
Change in fair value of interest rate swap derivatives	23	(7)
Change in operating assets and liabilities:
Accounts receivable	(3,518)	3,880
Related party receivable	(94)	—
Prepaid expenses and other assets	57	3,478
Inventories	(22)	1,168
Other long-term assets	(6,051)	279
Accounts payable, accrued liabilities and other current liabilities	5,538	(1,889)
Related party payable	3,657	—
Accrued interest	105	(248)
Deferred revenue	425	(542)
Other long-term liabilities	—	757
Net cash provided by operating activities	66,218	29,434
Cash flows from investing activities:
Purchases of property, plant and equipment	(8,475)	(14,733)
Restricted cash	—	44
Payment of acquisition related costs	(3,573)	—
Proceeds from the sale of equipment	299	25
Net cash used in investing activities	(11,749)	(14,664)
Cash flows from financing activities:
Principal payments on debt and capital lease obligations	(199,638)	(58,136)
Cash paid related to debt issuance costs	(6,287)	—
Termination payment for interest rate swap derivatives	(146)	—
Release of cash restricted for debt service	11,640	—
Cash restricted for debt service	—	(8,600)
IPO proceeds, net	215,050	—
Distribution to Sponsor	(297,185)	—
Cash paid deferred IPO costs	(1,964)	—
Cash distribution to unitholders and equivalent rights paid	(16,883)	—
Proceeds from contributions from sponsor	12,387	—
Proceeds from debt issuance	230,140	49,000
Net cash used in financing activities	(52,886)	(17,736)
Net increase (decrease) in cash and cash equivalents	1,583	(2,966)
Cash and cash equivalents, beginning of period	592	3,558
Cash and cash equivalents, end of period	$2,175	$592

ENVIVA PARTNERS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2015	2014
		(Predecessor)
Non-cash investing and financing activities:
The Partnership acquired property, plant and equipment in non-cash transactions as follows:
Property, plant and equipment acquired and included in accounts payable and accrued liabilities	$579	$830
Property, plant and equipment acquired and included in other assets as notes receivable	—	175
Property, plant and equipment acquired under capital leases	—	290
Property, plant and equipment acquired under notes payable	39	—
Property, plant and equipment transferred from prepaid expenses	173	—
Property, plant and equipment transferred from inventory	146	—
Contribution of Enviva Pellets Cottondale, LLC non-cash net assets	122,529	—
Application of deferred IPO costs to partners’ capital	5,913	—
Distributions included in liabilities	58	—
Distributions due to sponsor	518	—
Due to sponsor for Southampton Drop-down	4,484	—
Debt issuance costs included in accrued liabilities	36	—
Distribution of Enviva Pellets Cottondale, LLC assets to sponsor	319	—
Non-cash adjustments to financed insurance and prepaid expenses	105	—
Application of sales tax accrual to fixed assets	73	—
Financed insurance	—	2,157
Grant receivable included in other liabilities	—	187
Contribution to tax accounts of sponsor	35	—
Depreciation capitalized to inventories	211	149
Early retirement of debt obligation:
Deposit applied to principal outstanding under promissory note	—	391
Deposit applied to accrued interest under promissory note	—	154
Non-cash capital contributions from sponsor	339	2,001
Supplemental information:
Interest paid	$—	$6,734

Investor Contact:

Raymond Kaszuba
(240) 482-3856
ir@envivapartners.com